EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No.333-136179) on Form S-8 of WesBanco, Inc. our report dated June 25, 2009, with respect to the statements of net assets available for benefits of the WesBanco, Inc. KSOP as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedules as of and for the years ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of the WesBanco, Inc. KSOP.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 25, 2009